Exhibit 99.1

EDITORIAL CONTACT:

Amy Flores

+1 408 345 8194

amy_flores@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez

+1 408 345 8948

alicia_rodriguez@agilent.com

Agilent Technologies Names Didier Hirsch Senior Vice President and CFO

SANTA CLARA, Calif., July 21, 2010 — Agilent Technologies Inc. (NYSE: A) today announced that Didier Hirsch, acting chief financial officer and vice president, corporate controllership and tax, has been appointed senior vice president and chief financial officer, effective today. Hirsch has been acting CFO since April 1, 2010.

Hirsch has been responsible for Agilent’s accounting and reporting functions, tax, credit and collections, vendor payments, and cost accounting. He has been with Agilent since its inception in 1999. Prior to Agilent, Hirsch was director of finance and administration for Hewlett-Packard Europe, Middle East and Africa. Before that, he held a similar position at Hewlett-Packard Asia Pacific, based in Hong Kong. Hirsch joined Hewlett-Packard Company in 1989.

“Didier is a seasoned veteran with excellent global knowledge and experience,” said Bill Sullivan, Agilent president and CEO.  “I am very pleased to have someone with his breadth of expertise, integrity and company background to step into the important position of CFO.”

Prior to joining Hewlett-Packard, Hirsch held finance positions at Ford, Bendix/Allied Signal and STMicroelectronics.

Hirsch has a master’s degree in computer science from Toulouse University and a Master of Science in Industrial Administration from Purdue University.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 19,000 employees serve customers in more than 110 countries. Agilent had net revenues of $4.5 billion in fiscal 2009. Information about Agilent is available on the Web at www.agilent.com.

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